UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33261	95-2705790
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

800 Royal Oaks Drive, Suite 210
Monrovia, CA	91016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 357-9983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

As previously reported by AeroVironment, Inc. (the “Company”) in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 4, 2018 (the “Form 8-K”), the Company entered into an Asset Purchase Agreement, dated June 1, 2018 (the “Purchase Agreement”), with Webasto Charging Systems, Inc. (the “Purchaser”), pursuant to which the Company agreed to sell, and the Purchaser agreed to acquire, the Company’s efficient energy systems business, which designs, manufactures, and sells energy products and solutions, including, but not limited to, products and solutions related to electric vehicle charging, industrial charging, power management, and power cycling and test systems (the “EES Business”).

On June 29, 2018, the Company and Purchaser entered into a Side Letter Agreement related to the Purchase Agreement (the “Letter Agreement”), pursuant to which the parties agreed that the purchase price to be paid by the Purchaser to the Company at the closing of the transactions contemplated by the Purchase Agreement would be reduced by $6.5 million (the “Holdback Amount”), until certain specified approvals and consents from certain customers of the EES Business are obtained by the Company and provided to the Purchaser.  The Purchaser has agreed to pay the Holdback Amount to the Company within three business days of the Purchaser’s receipt of such specified approvals and consents from the Company.  The Company also agreed to indemnify the Purchaser, up to the amount of the Holdback Amount, for losses and damages arising from or related to liabilities relating to such specified approvals and consents and the Company’s breach or non-fulfillment of any covenant or agreement contained in the Letter Agreement.

The foregoing description of the Letter Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement. The Company will file the Letter Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending July 29, 2018.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On June 29, 2018, the Company closed its disposition of the EES Business pursuant to the Purchase Agreement. In connection with the acquisition of the EES Business, the Purchaser paid the Company $32.0 million in cash at closing, which amount excludes the Holdback Amount and remains subject to certain post-closing adjustments, and the Purchaser assumed certain liabilities.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement. The Company will file the Purchase Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending July 29, 2018.

Item 2.05.  Costs Associated with Exit or Disposal Activities

In connection with the matters described under Item 2.01, which description is incorporated herein by reference, and as previously reported by the Company in the Form 8-K, the Company estimates certain material costs associated with management’s plan to exit the Company’s EES Business segment including, but not limited to, legal and other transaction advisory fees, and other transaction related costs. As a result of work performed by the Company and its advisors since the date of the Form 8-K, the Company now expects that the known costs associated with the sale of the EES Business will be approximately $1.8 million in aggregate (including previously disclosed known costs). However, certain other costs associated with selling or exiting the EES Business are not currently reasonably estimable.

All of the above charges, the nature of such charges and the effect of such charges are estimates and are subject to change.

Item 7.01.  Regulation FD Disclosure.

On July 3, 2018, the Company issued a press release announcing the consummation of its disposition of the EES Business. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	AeroVironment, Inc. press release dated July 3, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROVIRONMENT, INC.

Date: July 3, 2018	By:	/s/ Wahid Nawabi
Wahid Nawabi
President and Chief Executive Officer